Exhibit 2.44

Date 17th March 2015

NEWLEAD HOLDINGS LTD.

of Bermuda

-and-

TIGER CAPITAL PARTNERS LTD.

of

the British Virgin Islands

ADDENDUM NO. 4

to

the Unsecured Convertible Note dated 27th December, 2013

of an amount of USD 8,500,000 (United States Dollars eight million five hundred thousand)

This Addendum No.4 (hereinafter the "Addendum"), is made an March 17, 2015

BETWEEN:

(1)   NEWLEAD HOLDINGS LTD., a corporation incorporated under the laws of the Islands of Bermuda having its registered office at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda (hereinafter called the "Company");

-and-

(2)   TIGER CAPITAL PARTNERS LTD., a company situated at Vanterpool Plaza, 2nd floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (hereinafter called "Tiger").

(Jointly the Parties, singly the Party)

Terms used, but not otherwise defined, in this Addendum have the same meaning as those in the Note.

RECITALS

WHEREAS, pursuant to an Unsecured Convertible Note dated 27th December 2013, as was further amended by Addenda no. l , 2 and 3 on 28th December 2013 and 28th December 2014, respectively, (the "Note") issued to Tiger pursuant to an Exchange Agreement of even date entered into between the Company and Tiger (hereinafter called as the same is hereby and as the same may from time to time be further amended, supplemented or varied, the "Agreement" together with the Note, the "Security Documents"), the Company promises to pay to Tiger the principal amount of USD 8,500,000 (United States Dollars eight million five hundred thousand) under the terms and conditions set forth therein.

WHEREAS, under the Note, any accrued and unpaid interest on the Note shall be due and payable in quarterly installments conducting with the final installment on the Maturity Date.

WHEREAS, under the Note the Company shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of effecting the conversion of the Note, fifty times the number of Common shares that its actually issuable upon such conversion.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (receipt and sufficiency of which is hereby acknowledged). the Parties do hereby agree as follows:

(a)   Any accrued and unpaid interest on the Note to be due and payable on the Maturity Date.

(b)  To waive the Company's obligation to reserve and keep available fifty times the number of Common shares that are actually issuable upon conversion of the Note, such waiver being effective as from the date of execution of the Note.

(c)  That the Company as from the date hereof, shall at its discretion reserve, but always keep available out of its authorized but unissued shares of capital stock, such shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note.

(d) That Tiger agrees and warrants that it shall sell up to twenty percent (20%) of the Monthly Dollar Volume (as defined herein below) of the Company's Common Stock per month. "Monthly Dollar Volume" means a dollar amount of the Company's Common Stock which is traded in the US public markets in the relevant month in which it is calculated (not including the amount of any shares of the Company's Common Stock traded by Tiger).

(e)  All other provisions of the Note shall remain in full force and effect.

(f)  This Addendum shall be governed by and construed by and interpreted in accordance with the internal laws of the state of New York.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have hereunto set their hands and affixed their seals as of the day and year first above written.

NEWLEAD HOLDINGS LTD.

By: ____________________________
Name: Michail S. Zolotas
Title: CEO/ Chairman

TIGER CAPITAL PARTNERS LTD.

By: ____________________________
Name: D. TSOUVELEKAKIS
Title: ATTORNEY